                        INVESTMENT MANAGEMENT AGREEMENT

  This Agreement is effective as of the 27th day of December, 1993, among the INVESTMENT COMMITTEE OF THE TENNECO INC. GENERAL EMPLOYEE BENEFIT TRUST (the "Committee"), WOODBRIDGE CAPITAL MANAGEMENT, INC., a registered Investment Adviser as that term is defined in the Investment Advisers Act of 1940 with headquarters in Detroit, Michigan (the "Manager"), and TENNECO INC., a Delaware corporation ("Tenneco").

                                    RECITALS

  Tenneco by Trust Agreement with Bankers Trust Company (the "Trustee") has established the Tenneco Inc. General Employee Benefit Trust (the "Trust") for the collective investment and reinvestment of assets from pension plans of Tenneco and related companies.

  The Trust Agreement states that the Trust shall be administered by the Committee and provides for the appointment by the Committee from time to time of an "Investment Manager", as that term is defined in Section 3 (38) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to manage designated assets of the Trust.

  The Committee has determined that the Manager should be retained to manage a portfolio of certain assets initially consisting of Cummins Stock (as defined in Paragraph 4 below). Tenneco purchased 1,600,000 shares of the Cummins Stock pursuant to that certain Investment Agreement by and between Tenneco and Cummins Engine Company, Inc. ("Cummins"), dated July 16, 1990 (the "Tenneco-Cummins Agreement"), and acquired the remaining 1,600,000 shares of the Cummins Stock pursuant to a two-for-one stock split. The Cummins Stock will be transferred to Case Corporation ("Case"), a wholly-owned subsidiary of Tenneco, which will contribute the Cummins Stock to the Case Corporation Pension Plan for Hourly-Paid Employees, immediately after which the Cummins Stock will automatically become an asset of the Trust. The Manager has determined that the acceptance by the Trust of the Cummins Stock as a contribution from Case is prudent.

  NOW, THEREFORE, the parties hereto agree as follows:

  1. Appointment of the Manager. The Committee appoints the Manager to direct and manage the investment of designated Trust assets, as specified from time to time by the Committee, in a special account (the "Account") created solely for the management of investments pursuant to this Agreement. The Manager accepts the Committee's appointment and agrees to perform in accordance with the provisions of this Agreement. The Committee represents that employment of the Manager is authorized by, has been accomplished in accordance with, and does not violate, the documents governing the Account.

  2. The Account. Subject to Paragraph 3 hereof, the Account will consist of those Trust assets that the Committee shall direct the Trustee to hold in a segregated account plus all investments, proceeds of sale, income (other than as provided in the following sentence), and appreciation less depreciation and withdrawals. Any and all cash dividends paid with respect to the Cummins Stock shall not become part of the Account but shall be a general asset of the Trust which shall be treated as directed by the Committee from time to time. The amount of assets in the Account and the procedures may be adjusted from time to time by the Committee upon notice to the Manager. For purposes of this Paragraph 2, such notice shall be in writing, but may be given verbally if confirmed in writing as soon as practicable thereafter. The Manager shall have no authority to take possession of any assets of the Account or any proceeds derived from these assets and shall have no authority or responsibility for the custody and safekeeping of assets comprising the Account, except that the Manager shall notify the Trustee and the Committee of any material irregularities that come to the Manager's attention.

  3. Responsibilities of the Manager. The Manager shall have full responsibility for the investment of assets of the Account, including, without limitation, the responsibility to vote the Cummins Stock, subject to the rules of Paragraph 5 hereof. Subject to the limitations set forth in Paragraph 5 hereof, the Manager shall have full authority to issue instructions to such brokers and banks as the Manager may select to purchase, sell and otherwise trade in and deal with the securities of the Account, and, complying with Section 28(e) of the Securities Exchange Act of 1934, may pay commissions on transactions in excess of the amount of commission another broker or dealer would have charged. This may result in incurring commissions for the Account from time to time to cover such services which, in Manager's opinion assist in the supervision of the Account. The Manager shall comply with the provisions of Exhibit I attached hereto and made a part hereof. Further, the Manager shall comply with all laws and regulations issued from time to time by any governmental, administrative or other body that relate to the discharge of its duties under this Agreement and, without limiting the generality of the foregoing, shall discharge such duties in accordance with ERISA.

  4. Investment. The assets of the Account shall consist exclusively of (i) shares of the common stock ("Cummins Stock") of Cummins, which shares shall initially be 3,200,000 shares of Cummins Stock, and any assets distributed with respect thereto, except as provided in Paragraph 2 hereof, (ii) cash equivalent securities described in Exhibit I hereto, or (iii) a combination thereof. The Manager upon request of the Committee shall transfer all investment responsibility for cash and cash equivalents to such other manager, trustee or entity as the Committee may from time to time direct. The Manager shall have no liability for acting in accordance with the Committee's direction or for the investment performance of such other manager, trustee or entity.

  5. Tenneco-Cummins Investment Agreement. Tenneco is prohibited from transferring the Cummins Stock by the Tenneco-Cummins Agreement. Pursuant to that certain Amendment to the Tenneco-Cummins Agreement dated as of December 29, 1993 (the "Amendment"), Cummins consented to the transfer by Tenneco to the Trust of the 3,200,000 shares of Cummins Stock. The Trust is bound by the Tenneco-Cummins Agreement and the Amendment with respect, among other matters, to restrictions of the transfer of Cummins Stock and the voting of Cummins Stock. The Manager shall manage the Account consistent with the Tenneco-Cummins Agreement, as amended. All rights of Tenneco under the Tenneco-Cummins Agreement are transferred and assigned to the Trust except that the right to designate a person for election to the Cummins Board of Directors shall be exercised by the Manager pursuant to the direction of the Committee; provided, that the Manager may decline to designate the person whom the Committee directs it to designate if it determines that the exercise of its fiduciary duty under ERISA requires it so to decline.

  6. Contribution Obligation. For each calendar quarter that the Trust holds all or any portion of the 3,200,000 shares of Cummins Stock originally contributed to the Trust as contemplated by this Agreement, Tenneco and/or one or more of its subsidiaries will contribute to one or more of the plans funded by the Trust an amount in cash equal to the product, but not less than zero, of
(i) the number of shares of Cummins Stock held in the Account on the last trading day of a calendar quarter, multiplied by (ii) the difference obtained by subtracting (x) the closing price of one share of Cummins Stock in the New York Stock Exchange ("NYSE") on the last trading day of that quarter from (y) the Lowest Price, as defined below. Such payment shall be made no later than 30 days after the end of the quarter to which it relates. Any corporate reorganization or other similar transaction affecting the number of shares of Cummins Stock held in the Account will be equitably reflected in a readjustment of the preceding sentence. The "Lowest Price" means the lesser of (iii) $52 5/8; or (iv) the lowest closing price per share on the NYSE on the last trading day of any prior calendar quarter with respect to which a payment was previously required to be made under the rules of this Paragraph 6. In the event that the Trust sells any of the Cummins Stock held in the Account after July 31, 1996, Tenneco shall pay to the Trust an amount in cash equal to the product, but not less than zero, of (i) the number of shares of Cummins Stock so sold, multiplied by (ii) the difference obtained by subtracting (x) the gross price realized on such sale from (y) the Lowest Price. Tenneco's obligations under this Paragraph 6 shall be legally enforceable by the Manager, and Tenneco shall bear all costs of enforcement, including without limitation, reasonable attorney's fees. As collateral security for Tenneco's obligations under this Paragraph 6, Tenneco shall maintain a letter of credit substantially in the form attached hereto as Exhibit II in favor of the Trust in an amount equal to the product of 3,200,000 (or such lower number of shares of Cummins Stock as may hereafter be in the Account on the date of renewal of the letter of credit, subject to appropriate adjustment in the event of a stock split, reverse stock split or other stock adjustment) multiplied by 52 5/8 and then by 20%. In the event Tenneco shall fail to make any and all payments as required under the rules of this Paragraph 6 when due, the Trust shall have the right to draw on such letter of credit in accordance with the terms thereunder in the amount of such failed payment. Tenneco shall notify Manager of any contribution made in accordance with this Paragraph 6, no later than five (5) days after the contribution is made, and Tenneco shall furnish Manager with such supporting documentation as Manager may reasonably request with respect to its compliance with this Paragraph 6.

  7. Fees. For services under this Agreement, the Manager shall be entitled to receive a fee each quarter. Such fee shall be paid by Tenneco, but if Tenneco shall fail to pay the fee within 30 days of the date on which it is due, the Trust shall pay the fee. The amount of the fee each quarter shall be a percentage of the net assets of the Account. The percentages are set forth in
Exhibit III to this Agreement and the method for computing the "net assets" is as follows:

    (a) The quarterly fee calculation shall be based upon the quotient derived by dividing by three the sum obtained by adding the asset values for each month of the calendar quarter; the asset value for any month shall be equal to the market value of the assets, exclusive of accrued income, under the management of the Manager under this Agreement as of the close of business, on the last business day of such month.

    (b) The quarterly fee shall be payable by Tenneco within thirty days after the receipt and approval by the Committee of a statement from the Manager setting forth a detailed calculation of such fee. In the event that the effective date of this Agreement is after the first trading day of a calendar quarter, or the Agreement is terminated prior to the last trading day of a calendar quarter, the fee for such quarter shall be prorated according to the proportion which the number of days in which this Agreement was in effect during such quarter bears to 91.25. The term "trading day" means a day on which the New York Stock Exchange is open for business.

    (c) For the purpose of determining the fee, assets shall be valued as of the close of business on the day of determination in such manner as will, in the judgment of the Trustee, most accurately reflect their market value; provided that the Committee or the Manager may, by written notice given to Trustee and to the other parties to this Agreement within thirty days of the receipt of any such valuation, dispute the correctness of such valuation; the ultimate decision of the Trustee, after consideration of any dispute notices, shall be final.

  8. Other Investment Activities of Manager. The Manager and its officers may act and continue to act as investment managers for others, and nothing in this Agreement will in any way be deemed to restrict the right of the Manager to perform investment management or other services for Tenneco; provided that the income which Manager and its affiliates derive from Tenneco will, in no event, exceed 1% of the gross income of the Manager and its affiliates. Nothing in this Agreement limits or restricts the Manager or any of its officers, affiliates or employees from trading in any securities for its or their own account or accounts. The Committee acknowledges that the Manager and its officers, affiliates or employees, and its other clients may at any time have, acquire, increase, decrease or dispose of a position in investments which are at the same time being acquired for the Trust. The Manager shall not be obliged to acquire for the Trust a position in any investment which the Manager, its officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, if in the sole discretion of the Manager, it is not feasible or desirable to acquire a position in such investment for the Trust.

  9. Limitation of Manager's Liability. Manager's authority hereunder shall not be impaired because of the fact that the Manager may effect transactions with respect to securities for its own account or for the accounts of others that it manages. These transactions may involve identical or similar securities and may be executed at the same or different times. Except for negligence or malfeasance, or violation of applicable law, neither the Manager, nor any of its officers, directors, employees or agents shall be liable hereunder for any action performed or omitted to be performed or for any errors of judgment in managing the Account; provided, however, as the federal securities laws impose liabilities under certain circumstances on persons who act in good faith, nothing herein shall in any way constitute a waiver or limitation of any rights that the Committee may have under any federal securities laws. If any loss is suffered due to the acts or omissions of a custodian to which Manager has given investment instructions pursuant to the authority granted herein, the Trust will look to the custodian, and not to Manager, for restitution and recovery.

  10. Acknowledgment and Representation. The Manager acknowledges that it is a fiduciary with respect to the plans participating in the Trust within the meaning of Section 3 (21) (A) of ERISA. The Manager represents that the execution of this Agreement has been duly authorized and agrees to provide such supporting documentation of its authorization and good standing as the Committee from time to time may reasonably request. Committee agrees to obtain and maintain a bond, satisfying the requirements of Section 412 of ERISA, and to include Manager and its agents among those insured under that bond.

  11. Annual Report. At least once during each period of twelve months, the Manager shall provide an annual report on its investment performance in writing to the Committee. The Manager shall render such other reports as shall be requested by the Committee from time to time. The Manager does not assume responsibility for the accuracy of information furnished by the Committee, Tenneco or any other person associated with the Trust.

  12. No Assignment. As this Agreement is based upon the special investment characteristics of the Manager, neither party may assign its rights or obligations under this Agreement except upon the express written consent of the other.

  13. Term. This Agreement will commence on the effective date and will continue until terminated by either party, at its sole discretion, upon thirty days written notice to the other party. Fees shall be prorated to the date of termination.

  14. Applicable Law. This Agreement shall be construed according to the internal laws of the State of Michigan, except as superseded and preempted by ERISA or other laws of the United States.

  15. Notice. All written notices under this Agreement shall be sent certified mail, with postage prepaid and return receipt requested, to the addresses listed below or to such other address as either party hereto shall notify the other party of in writing pursuant to the provisions of this Paragraph 15. Notices given pursuant to the provisions hereof shall be deemed given when received at the appropriate address.

  (a) To the Committee:

Richard A. Robinson

Tenneco Inc.
P.O. Box 2511
Houston, Texas 77252-2511

  (b) To the Trustee:

Bankers Trust Company of the Southwest
3000 Two Houston Center
909 Fannin, Suite 3000
Houston, Texas 77010

ATTN: Thomas Calabro, Jr.

  (c) To the Manager:

Woodbridge Capital Management, Inc.
Renaissance Center 100 Tower
Detroit, Michigan 48243

ATTN: Charles W. Brown, Director of Institutional Equity Management

  Manager shall be fully protected in acting upon any such communication which it considers to be authentic.

  16. Complete Agreement. This Agreement, together with the Exhibits hereto and the Manager's letter to the Committee of even date herewith, constitutes the complete agreement of the parties concerning the retention of the Manager and cannot be amended or modified except in writing signed by authorized representatives of the parties.

  17. Receipt of Disclosure Statement. The Committee acknowledges receipt of the Manager's Disclosure Statement, as require by Rule 204-3 under the Investment Advisers Act of 1940, not less than 48 hours prior to the execution of this Agreement.

  IN WITNESS WHEREOF, each of the parties has duly executed this Agreement.

                                          WOODBRIDGE CAPITAL MANAGEMENT, INC.,

                                                  Charles W. Brown

                                          By: _____________________________

                                          Its: Director of Institutional
                                           Equity Management

                                          INVESTMENT COMMITTEE OF THE
                                          TENNECO INC. GENERAL EMPLOYEE
                                          BENEFIT TRUST

                                                 Robert T. Blakely

                                          By:_____________________________

                                          Its: Chairman

                                          TENNECO INC.

                                                    M. W. Meyer

                                          By: _____________________________

                                          Its: Vice President

                                   EXHIBIT I

  This Exhibit is a modification of the generally applicable rules, and it applies only to Woodbridge Capital Management, Inc. as an investment manager (the "Manager"). Any exception to these rules must receive prior approval in writing from the Investment Committee of the Tenneco Inc. General Employee Benefit Trust (the "Committee"). Capitalized terms not defined in this Exhibit shall have the meanings ascribed to them in the Investment Management Agreement to which this Exhibit is a part.

                                    I.
                                 GENERAL POLICY

  The Manager shall be responsible for regular communication with the Committee on all significant matters pertaining to investment policies, objectives, and the management of pension fund assets. In addition, the Manager shall promptly notify the Committee of significant changes in the ownership, organization structure, financial condition, or senior personnel staffing of the Manager.

  The Manager shall use its established investment philosophy and strategy subject to the "prudent expert" rule and the following requirements:

    A. Three written quarterly performance reviews will be provided by the Manager to the Tenneco Pension Officer. In addition, as soon as practical after the end of each year, a full review of the year's performance shall be conducted by the Committee. Representatives of the Manager shall be present to answer questions.

    B. The portfolio of the Manager shall be subject to independent audit by third parties, as requested by the Committee.

    C. It is the responsibility of the Manager to assure compliance with applicable law.

                                      II.
                                  COMMON STOCK

  No unregistered or restricted stock shall be included in the portfolio, except the Cummins Stock initially deposited with the Manager hereunder and any stock which may be distributed with respect thereto.

                                      III.
                           CASH EQUIVALENT SECURITIES

  The amount of assets invested in cash equivalent securities is not limited. The Manager may either elect to have the Trustee "sweep" uninvested cash daily into a Short Term Investment Fund managed by Fisher Francis Trees & Watts, Inc. or may invest cash directly in eligible cash equivalent securities. Investments in the following cash equivalent securities are acceptable but, with the single exception of securities whose principal and interest are guaranteed by the U.S. Government, are limited to 5% of a portfolio with any single entity (provided, that the 5% entity limitation will be waived whenever a purchase of less than $2.5 million in any single issue is required):

    A. There are no limits on investments in Treasury bill holdings.

    B. Investments in bankers acceptances and certificates of deposit shall be confined to those issued by any U.S. bank whose consolidated total assets exceed $5 billion and which is rated B/C or better with BankWatch Proprietary Credit Ratings and Consulting Service (formerly Keefe Bruyette and Woods).

    C. Investments in commercial paper shall be restricted to only those companies carrying either an A1 or P1 rating. U.S. bank commercial paper may only be purchased if the bank's consolidated total assets exceed $5 billion and in addition to the A1/P1 rating has a minimum of a B/C BankWatch rating.

    D. Investments in repurchase/resale agreements shall be restricted to those issued by any U.S. bank whose consolidated total assets exceed $5 billion and which is rated B/C or better by BankWatch, and to those issued by brokerage firms which are deemed acceptable by the Investment Committee. Because the credit worthiness of broker/dealers can change rapidly, it is the responsibility of the Tenneco Pension Officer to maintain an updated list of high quality broker/dealer firms.

    E. Repurchase/resale agreements are to be fully collateralized by U.S. Treasury securities, which are held by the Trustee under procedures established between the Trustee and the Trust. Collateral will have a market value, including accrued interest, equal to or greater than the amount invested in the resale agreement. Individual maturities will not exceed five business days. No more than 25% of a portfolio will be invested in resale agreements, and no more than 10% of a portfolio may be placed with any single bank or dealer.

    F. Investments in master note agreements shall be restricted to those whose issuer holds a commercial paper rating of either A1 of P1, or, if issued by a U.S. bank, whose consolidated total assets exceed $5 billion and which is rated B/C or better by BankWatch.

                                EXHIBIT II

                             [FORM OF CREDIT]

DATE: DECEMBER , 1993

IRREVOCABLE DOCUMENTARY CREDIT NUMBER: C7234200

           BENEFICIARY                             APPLICANT

   BANKERS TRUST COMPANY, AS                       TENNECO INC.

    TRUSTEE OF THE TENNECO INC.                    1010 MILAM STREET

    GENERAL EMPLOYEE BENEFIT TRUST                 HOUSTON, TX 77252

   3000 TWO HOUSTON CENTER

   909 FANNIN, SUITE 3000                             AMOUNT

   HOUSTON, TEXAS 77010                            USD ____________________

   ATTN: MR. THOMAS CALABRO, JR.                     AND 00/100'S US DOLLARS


                                                     EXPIRY

                                                   DECEMBER   , 1994 AT OUR
                                                   COUNTERS

LADIES AND GENTLEMEN:

  AT THE REQUEST AND FOR THE ACCOUNT OF TENNECO INC. ("TENNECO"), WE CONTINENTAL BANK N.A., (THE "BANK"), ESTABLISH THIS IRREVOCABLE LETTER OF
CREDIT (THE "LETTER OF CREDIT") IN THE AGGREGATE AMOUNT OF U.S. $    OR UPON
ANY DATE OF RENEWAL OF THIS LETTER OF CREDIT IN AN AGGREGATE AMOUNT IN UNITED STATES DOLLARS EQUAL TO THE PRODUCT OF 3,200,000 (OR SUCH LOWER NUMBER OF SHARES OF CUMMINS STOCK (AS DEFINED IN SECTION 4 OF THE INVESTMENT MANAGEMENT AGREEMENT DESCRIBED BELOW) AS MAY HEREAFTER BE IN THE ACCOUNT (AS DEFINED IN THE INVESTMENT MANAGEMENT AGREEMENT DESCRIBED BELOW) ON THE DATE OF RENEWAL OF THIS LETTER OF CREDIT, SUBJECT TO APPROPRIATE ADJUSTMENT IN THE EVENT OF A STOCK SPLIT, REVERSE STOCK SPLIT OR OTHER STOCK ADJUSTMENT) MULTIPLIED BY
AND THEN BY 20% (THE "LETTER OF CREDIT AMOUNT"), IN YOUR FAVOR AS TRUSTEE (THE "TRUSTEE") UNDER THAT CERTAIN TRUST AGREEMENT DATED AS OF JANUARY 1, 1971 AS THE SAME MAY FROM TIME TO TIME BE SUPPLEMENTED OR AMENDED (THE "TRUST AGREEMENT") BETWEEN YOU AND TENNECO WHICH ESTABLISHED THE TENNECO INC. GENERAL EMPLOYEE BENEFIT TRUST (THE "TRUST"). THIS LETTER OF CREDIT IS ISSUED PURSUANT TO THAT CERTAIN INVESTMENT MANAGEMENT AGREEMENT BETWEEN TENNECO, THE INVESTMENT COMMITTEE OF THE TRUST AND WOODBRIDGE CAPITAL MANAGEMENT, INC.
DATED AS OF DECEMBER   , 1993 (THE "INVESTMENT MANAGEMENT AGREEMENT").

  THIS LETTER OF CREDIT SHALL EXPIRE AT 5:00 P.M. CHICAGO TIME ON DECEMBER   ,
1994. IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT BE DEEMED AUTOMATICALLY EXTENDED FOR ONE YEAR FROM THE CURRENT EXPIRATION DATE OR ANY FUTURE AUTOMATICALLY EXTENDED DATE FOR A ONE YEAR PERIOD BUT NO LATER THAN AUGUST 31, 1996, UNLESS WE NOTIFY YOU BY REGISTERED MAIL SIXTY

       THIS IS AN INTEGRAL PART OF LETTER OF CREDIT NUMBER: C7234200

DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE THAT WE ELECT NOT TO RENEW THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD. IN ANY EVENT THE FINAL EXPIRATION DATE OF THIS LETTER OF CREDIT IS AUGUST 31, 1996 (THE "EXPIRATION DATE").

  SUBJECT TO THE PROVISIONS OF THIS LETTER OF CREDIT, DEMAND FOR PAYMENT UNDER THIS LETTER OF CREDIT MAY BE MADE BY YOU PRIOR TO THE EXPIRATION DATE BY PRESENTATION OF A DULY EXECUTED CERTIFICATE IN THE FORM OF ANNEX A (A "DRAWING CERTIFICATE"). THE DRAWING CERTIFICATE SHALL BE PRESENTED TO US AT 231 SOUTH LASALLE STREET, CHICAGO, IL 60697 ATTENTION LETTER OF CREDIT DIVISION OR BY RAPIFAX (AT TELECOPIER NUMBER 312-987-6828 OR TELEX (AT TELEX NUMBER 02-5233 ANSWERBACK CONTILEK CGO) (OR AT SUCH OTHER ADDRESS, RAPIFAX OR TELEX NUMBER IN THE UNITED STATES AS WE MAY DESIGNATE IN A WRITTEN NOTICE DELIVERED TO YOU), ON ANY BUSINESS DAY (HEREINAFTER DEFINED) (SUCH DEMAND AND PRESENTATION, A "DRAWING"). IF ANY DRAWING IS MADE BY TESTED TELEX OR RAPIFAX, YOU SHALL DELIVER EXECUTED ORIGINALS OF THE DRAWING CERTIFICATE AS SOON AS POSSIBLE FOLLOWING SUCH DRAWING, PROVIDED, HOWEVER, THAT FAILURE TO DELIVER SUCH DULY EXECUTED DRAWING CERTIFICATE SHALL NOT ALTER THE LIABILITY OF THE BANK TO MAKE PAYMENT AS PROVIDED HEREIN. SUCH DRAWING CERTIFICATE SHALL BE SIGNED BY YOUR PURPORTED OFFICER, WITH ALL BLANKS COMPLETED AND DELETIONS MADE IN ACCORDANCE WITH THE DIRECTIONS TO DO SO, IF ANY, CONTAINED IN THE FORM OF DRAWING CERTIFICATE.

  PAYMENT AGAINST CONFORMING DOCUMENTS PRESENTED UNDER THIS LETTER OF CREDIT ON ANY DATE ON WHICH BANKING INSTITUTIONS IN CHICAGO ARE OPEN FOR BUSINESS (A "BUSINESS DAY") PRIOR TO THE EXPIRATION DATE SHALL BE MADE BY US NO LATER THAN 3:00 P.M. CHICAGO TIME ON THE THIRD BUSINESS DAY FOLLOWING PRESENTATION.

  PAYMENTS MADE HEREUNDER SHALL BE MADE WITH IMMEDIATELY AVAILABLE MONIES BY WIRE TRANSFER, EVIDENCED BY DELIVERY TO TENNECO OF A FEDERAL RESERVE BANK WIRE TRANSFER CONFIRMATION NUMBER, TO BANKERS TRUST COMPANY, AS TRUSTEE OF THE TENNECO INC. GENERAL EMPLOYEE BENEFIT TRUST, ABA 021001033, FOR CREDIT TO ACCOUNT NUMBER 100794 FOR THE BENEFIT OF THE TENNECO INC. GENERAL EMPLOYEE BENEFIT TRUST, ATTENTION: KIM MINTON, REFERENCE 99917985 (OR TO SUCH OTHER ACCOUNT NUMBERS OR ADDRESSES AS YOU MAY FROM TIME TO TIME DESIGNATE BY WRITTEN NOTICE TO US).

  COMMUNICATIONS WITH RESPECT TO THIS LETTER OF CREDIT SHALL BE ADDRESSED TO US AT 231 SOUTH LASALLE STREET, CHICAGO, ILLINOIS 60697 ATTENTION: LETTER OF CREDIT DIVISION (OR TO SUCH ADDRESS OR PERSON AS WE MAY HEREAFTER DESIGNATE TO YOU IN WRITING) SPECIFICALLY REFERRING TO THE NUMBER OF THIS LETTER OF CREDIT.

  TO THE EXTENT NOT INCONSISTENT WITH THE EXPRESS TERMS HEREOF, THIS DOCUMENTARY CREDIT IS SUBJECT TO THE "UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS" AND THE RELATED ICC PUBLICATION CURRENTLY IN EFFECT. AS TO MATTERS NOT GOVERNED BY UNIFORM CUSTOMS, THIS LETTER OF CREDIT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ILLINOIS CHOICE OF LAW PRINCIPLES.

       THIS IS AN INTEGRAL PART OF LETTER OF CREDIT NUMBER: C7234200

  THIS LETTER OF CREDIT, TOGETHER WITH THE ATTACHMENT HERETO, SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING, AND SUCH UNDERTAKING SHALL NOT IN ANY WAY BE MODIFIED, AMENDED OR AMPLIFIED BY REFERENCE TO ANY DOCUMENT, INSTRUMENT OR AGREEMENT REFERRED TO HEREIN OR TO WHICH THIS LETTER OF CREDIT RELATES, AND ANY SUCH REFERENCE SHALL NOT BE DEEMED TO INCORPORATE HEREIN BY REFERENCE ANY DOCUMENT, INSTRUMENT OR AGREEMENT.

  IF YOU REQUIRE ANY ASSISTANCE OR HAVE ANY QUESTIONS REGARDING THIS TRANSACTION, PLEASE CALL 312-828-2685.

CONTINENTAL BANK, NATIONAL ASSOCIATION

- -------------------------------------     -------------------------------------

FOR CASHIER                               FOR CASHIER

                                  ANNEX A

                            DRAWING CERTIFICATE

  THE UNDERSIGNED, A DULY AUTHORIZED OFFICER OF BANKERS TRUST COMPANY, AS TRUSTEE (THE "TRUSTEE") UNDER A CERTAIN TRUST AGREEMENT DATED JANUARY 1, 1971 (THE "AGREEMENT"), BETWEEN TENNECO INC. AND BANKERS TRUST COMPANY, HEREBY CERTIFIES TO CONTINENTAL BANK N.A. (THE "BANK"), WITH REFERENCE TO LETTER OF CREDIT NO. C7234200 (THE "LETTER OF CREDIT") ISSUED BY THE BANK IN FAVOR OF THE UNDERSIGNED THAT:

    1. THE TRUSTEE IS AUTHORIZED TO MAKE THIS DRAWING UNDER THE LETTER OF CREDIT PURSUANT TO THE TERMS OF PARAGRAPH 6 OF THE INVESTMENT MANAGEMENT AGREEMENT.

    2.  PURSUANT TO THE INVESTMENT MANAGEMENT AGREEMENT, THE TRUTSEE IS
        DRAWING ON YOU IN THE AMOUNT OF $    WHICH AMOUNT IS HEREBY DEMANDED
        AND YOU ARE HEREBY INSTRUCTED TO REMIT PAYMENT AS PROVIDED IN THE LETTER OF CREDIT.

  IN WITNESS WHEREOF, THE TRUSTEE HAS EXECUTED AND DELIVERED THIS CERTIFICATE
AS OF THE     DAY OF      , 19  .

                                          BANKERS TRUST COMPANY as Trustee of
                                           the Tenneco Inc. General Employee
                                           Benefit Trust

                                          By: _____________________________

                                                       TITLE

                                EXHIBIT III

                                   FEES

                              15 basis points

                               MODIFICATION

  This Modification sets forth the agreement of the parties hereto as to certain modifications to the Investment Management Agreement (the "Agreement") between the Investment Committee of the Tenneco Inc. General Employee Benefit Trust (the "Committee") and Woodbridge Capital Management, Inc. ("Woodbridge"). The parties hereto intend that this is a modification contemplated by Paragraph 16 of the Agreement.

  The parties hereto agree to the following modifications of the Agreement:

    1. The direction of the Committee regarding the designation of a person for election to the Board of Directors (the "Board") of Cummins Engine Company, Inc. as provided in paragraph 5 of the Agreement may only be made in writing.

    2. Tenneco Inc. agrees to indemnify and save Woodbridge harmless from and against any liability to which it may be subjected by reason of its service under the Agreement.

  In all other respects the Agreement is reconfirmed.

  In witness whereof, the parties hereto have caused this Modification to be signed by their authorized representatives this 29th day of December, 1993.

                                          WOODBRIDGE CAPITAL MANAGEMENT, INC.

                                                  Charles W. Brown

                                          By ______________________________

                                             Its Director of Institutional
                                              Equity Management

                                          INVESTMENT COMMITTEE OF THE TENNECO
                                           INC. GENERAL EMPLOYEE BENEFIT TRUST

                                                 Robert T. Blakely

                                          By ______________________________

                                             Its Chairman

                                          TENNECO INC.

                                                    M. W. Meyer

                                          By ______________________________

                                             Its Vice President